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                        MINNESOTA MUTUAL VARIABLE FUND D
                       MONEY MARKET SEGREGATED SUB-ACCOUNT
                            PERFORMANCE CALCULATIONS

SIMPLE YIELD CALCULATION
------------------------

Simple yields are computed by determining the net change, exclusive of capital changes, in the value of a hypothetical account having a balance of one accumulation unit of the Money Market sub-account at the beginning of the most recent seven calendar day period, subtracting a hypothetical charge reflecting deductions from contractowner accounts, and dividing the difference by the value of the account at the beginning of the seven day period to determine the base period return, and multiplying the base period return by 365/7. The simple yield for the Money Market segregated sub-account at December 31, 1994 is calculated as follows:

               [(1.000903  -  1.000000)/1.000000]  *  365  = 4.71%
                                                      ---
                                                       7

EFFECTIVE YIELD CALCULATION
---------------------------

Effective yields are computed by determining the net change, exclusive of capital changes, in the value of a hypothetical account having a balance of one accumulation unit of the Money Market sub-account at the beginning of the most recent seven calendar day period, subtracting a hypothetical charge reflecting deductions from contractowner accounts, and dividing the difference by the value of the account at the beginning of the seven day period to determine the base period return, and then compounding the based period return by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result. Effective yield calculation for the Money Market segregated sub-account at December 31, 1994 is calculated as follows:
                                                   365/7
     ([(1.000903 - 1.000000)/1.000000] + 1.0000000        - 1.000000 = 4.82%

TOTAL RETURN CALCULATIONS
--------------------------

Total return is the percentage change between the offering price of one accumulation unit at the beginning of a period and the redeemable value of that accumulation unit at the end of a period. A data base file is kept and updated monthly with respect to accumulation unit values. From this data base file, total return can be calculated for any specified number of periods since the segregated sub-account's date of beginning operations.

CUMULATIVE TOTAL RETURN
-----------------------

Cumulative total return is based on an initial $1,000 investment made on October 26, 1990. Using the accumulation unit value information attached, the cumulative total return, without consideration of the maximum front-end sales charge, at December 31, 1994 is as follows:


     CUMULATIVE      =    ENDING REDEEMABLE VALUE  -  INITIAL AMOUNT INVESTED   *   100
     TOTAL RETURN         ---------------------------------------------------
                                INITIAL AMOUNT INVESTED

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                            1,131.26  -  1,000.00  *  100  = 13.13%
                           ----------------------
                                   1,000.00


AVERAGE ANNUAL TOTAL RETURN
---------------------------

In accordance with the SEC, average annual total return (T) allocates equal value among each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

                                 N
                       P[(1 + T)   ]  =  ERV

Average annual total return for the period from October 26, 1990 to December 31, 1994 (with and without consideration of the maximum front-end sales charge) is as follows:

Maximum front-end sales charge
------------------------------
                                 4.19
       $1,000.00  [(1  +  .0122)        ]  =  1,052.08        T  =  1.22%

Without front-end sales charge
------------------------------
                                 4.19
     $1,000.00  [(1  +  .0299)          ]  =  $1,131.26      T  =  2.99%

Average annual total return for the period from January 1, 1994 to December 31, 1994 (with and without consideration of the maximum front-end sales charge) is as follows:

Maximum front-end sales charge
------------------------------
                             1
     $1,000.00  [(1 - .0410)   ]  =  $959.03T = -4.10%

Without front-end sales charge
-------------------------------
                              1
     $1,000.00  [(1 + .0312)    ]  = $1,031.22T = 3.12%

The following information is used in the total return calculations:

                         Accumulation
       Date              unit value
       -----            ------------
     10/26/90           $  1.000000
     12/31/93              1.097015
     12/31/94              1.131264